CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Rochester Short Term Municipal Fund:

We consent to the use in this Registration Statement of Oppenheimer Rochester Short Term Municipal Fund (formerly Oppenheimer Rochester Double Tax-Free Municipals), of our report dated November 30, 2010, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

 /s/ KPMG LLP

                         KPMG LLP

Denver, Colorado

November 30, 2010